Exhibit 4.1
AMENDED AND RESTATED
CYBERONICS, INC.
NEW EMPLOYEE EQUITY INDUCEMENT PLAN
     1. Purposes of the Plan. The purposes of this Amended and Restated New Employee Equity Inducement Plan are to attract key personnel as new hires to the Company, and to provide such new hires with long-term incentives to promote the success of the Company’s business.
     2. Definitions. As used herein, the following definitions shall apply:
          (a) “Administrator” means a majority of the independent directors of the Board or the Compensation Committee of the Board.
          (b) “Applicable Laws” means the requirements relating to the administration of equity-based compensation plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
          (c) “Awards” means an Option, Bonus Shares or Restricted Stock grant made under the Plan.
          (d) “Award Agreement” means an agreement between the Company and a Grantee evidencing the terms and conditions of an Award grant. The Award Agreement is subject to the terms and conditions of the Plan.
          (e) “Board” means the Board of Directors of the Company.
          (f) “Bonus Shares” means an award of vested Shares pursuant to Section 12.
          (g) “Code” means the Internal Revenue Code of 1986, as amended.
          (h) “Common Stock” means the common stock of the Company.
          (i) “Company” means Cyberonics, Inc., a Delaware corporation.
          (j) “Compensation Committee” means the compensation committee of the Board authorized to administer the Plan in accordance with Section 4 of the Plan.
          (k) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
          (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

               (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
               (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
               (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
          (n) “Grantee” means a Service Provider who has been granted an Award under the Plan.
          (o) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award.
          (p) “Option” means a stock option granted pursuant to the Plan.
          (q) “Optioned Stock” means the Common Stock subject to an Option.
          (r) “Optionee” means the holder of an outstanding Option granted under the Plan.
          (s) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
          (t) “Plan” means the Amended and Restated New Employee Equity Inducement Plan.
          (u) “Restricted Stock” means a Share granted under the Plan that is subject to vesting and other restrictions.
          (v) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor rule or provision.
          (w) “Section 16(b)” means Section 16(b) of the Exchange Act.
          (x) “Service Provider” means an individual who is an employee, director or consultant of the Company, its Parent or a Subsidiary. A Grantee shall not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company, Parent or Subsidiary or (ii) transfers between locations of, or between, the Company, its Parent, any Subsidiary, or any successor. If a Grantee’s employer ceases to be a Subsidiary of the Company or its Parent, such Grantee shall cease to be a Service Provider on such date.
          (y) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.
          (z) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
     3. Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan and the following provisions of this Section, the maximum aggregate number of Shares which may be delivered under the Plan is 1,150,000. The Shares may be authorized, but unissued, or reacquired Common Stock.
     If an Award expires, is forfeited, cancelled or becomes unexercisable without having been exercised in full (if an Option) or vested (if a Restricted Stock Award), the Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan was terminated); provided, however, that Shares that have actually been issued under the Plan upon exercise of an Option shall not be returned to the Plan and shall not become available for future distribution or grants under the Plan.
     4. Administration of the Plan.
          (a) Procedure.
               (i) Administrative Bodies. The Plan shall be administered by a majority of the Board’s independent directors or the Compensation Committee of the Board.
               (ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
          (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of the Compensation Committee, subject to the specific duties delegated by the Board to the Compensation Committee, the Administrator shall have the authority, in its discretion:
               (i) to determine the Fair Market Value;
               (ii) to select the Service Providers to whom Awards may be granted hereunder;
               (iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;
               (iv) to approve forms of agreement for use under the Plan;
               (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or become vested (which may be based on performance criteria), and vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award, based on such factors as the Administrator, in its sole discretion, shall determine;
               (vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
               (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;
               (viii) to allow Grantees to satisfy the minimum withholding tax obligations of the Company by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or vesting of a Restricted Stock Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Grantee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;
               (ix) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and
               (x) to make all other determinations deemed necessary or advisable for administering the Plan.
          (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
     5. Eligibility. Awards may be granted only to newly hired Service Providers in connection with, and as an inducement for, their becoming an employee of, or employed by, the Company, its Parent or a Subsidiary of the Company or the Parent.
     6. Award Limitations.
          (a) Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such relationship at any time, with or without cause.
          (b) Subject to Shares being available under the Plan for grant, the following limitations shall apply to grants of Awards:

               (i) In connection with his or her initial employment, a Service Provider may be granted (1) Options to purchase up to 300,000 Shares, (2) up to 300,000 Shares of Restricted Stock and/or (3) up to 100,000 Bonus Shares.
               (ii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.
     7. Term of Plan. Subject to Section 8 of the Plan, this amendment and restatement of the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years from such date unless terminated earlier under Section 16 of the Plan.
     8. Term of Awards. The term of each Award shall be stated in the Award Agreement. If the Award Agreement does not provide for a term, such term shall be ten (10) years from the date of grant.
     9. Option Exercise Price and Consideration.
          (a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:
               (i) The per Share exercise price shall be determined by the Administrator but shall not be less than 100% of the Fair Market Value per Share on the date of grant.
               (ii) Notwithstanding the foregoing, replacement or substitution Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction in accordance with the requirements of Section 409A of the Code and the regulations issued thereunder.
     (b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.
     (c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:
               (i) cash or check;
               (ii) surrender of other Shares which (A) in the case of Shares acquired upon exercise of an option, unless waived by the Administrator, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

               (iii) consideration received by the Company under a “cashless-broker” exercise program implemented by the Company in connection with the Plan;
               (iv) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;
               (v) any combination of the foregoing methods of payment; or
               (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable Laws.
     10. Exercise of Option.
          (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.
               An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.
               Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
          (b) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement or herein, if applicable, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
          (c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option agreement to the extent the Option is vested on the date of termination (but is no event later than the expiration of the term of such Option as set forth in the Option Agreement). Unless provided otherwise in the grant agreement, Options granted after the date this Plan is approved by the Board shall be fully vested upon the Optionee’s ceasing to be a Service Provider due to Disability. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement or herein, if applicable, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
          (d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. Unless provided otherwise in the grant agreement, Options granted after the date this Plan is approved by the Board shall be fully vested upon the Optionee’s ceasing to be a Service Provider due to death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the Option under the Optionee’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified in the Option Agreement or herein, if applicable, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
     11. Restricted Stock.
          (a) Grant. Restricted Stock may be issued either alone, in addition to, or in tandem with Options granted under the Plan and/or other awards made outside of the Plan. After the Administrator makes a Restricted Stock grant under the Plan, it shall advise the Grantee in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the grant, including the number of Shares subject to the grant, and the price to be paid (if any), by the Grantee.
          (b) Forfeiture Restrictions To Be Established by the Administrator. Shares that are the subject of a Restricted Stock award shall be subject to restrictions on disposition by the Grantee and the automatic forfeiture of the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Administrator in its sole discretion, and the Administrator may provide that the Forfeiture Restrictions shall lapse upon the attainment of one or more performance measures or targets established by the Committee at the time of the grant. Each Restricted Stock award may have different Forfeiture Restrictions, in the discretion of the Administrator.
          (c) Other Terms and Conditions. Common Stock subject to a Restricted Stock award shall be represented by a stock certificate registered in the name of the Grantee. Unless provided otherwise in an Award Agreement, the Grantee shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock award, to vote the Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Grantee shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Administrator pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock award.
          (d) Payment for Restricted Stock. The Administrator shall determine the amount and form of any payment to be made by a Grantee upon the receipt of a Restricted Stock award, provided that in the absence of such a determination, a Grantee shall not be required to make any payment with respect to a Restricted Stock award, except to the extent otherwise required by law.
          (e) Administrator’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Administrator may, in its discretion and as of a date determined by the Administrator, fully vest any or all Common Stock awarded to a Grantee pursuant to a Restricted Stock award and, upon such vesting, all restrictions applicable to such Restricted Stock award shall terminate as of such date. Any action by the Administrator pursuant to this paragraph may vary among individual Grantees and may vary among the Restricted Stock awards held by any individual Grantee.
     12. Bonus Shares. The Administrator, in its discretion, may grant Bonus Shares to such Participants as it may choose. Each Bonus Share award shall constitute a transfer of an immediately, fully vested Share to the Participant.
     13. Nontransferability of Awards. Unless otherwise expressly permitted by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.
     14. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.
          (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
          (b) Change of Control. In the event of a Change of Control (as defined below), unless otherwise provided in the Award Agreement, each Award automatically shall vest in full. If an Option becomes fully vested and exercisable as a result of a Change of Control, the Administrator shall notify the Optionee in writing or electronically prior to the Change of Control that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and, subject to the following, the Option shall terminate upon the expiration of such period. In addition to, or in lieu of, any other provision of the Plan, the Compensation Committee, with the approval of a majority of the Incumbent Directors (as defined below), may provide that all Options not exercised immediately prior to the Change of Control shall (x) terminate on such Change of Control, unless such Change of Control is described in clause (iv) below, (y) be assumed by the successor (a parent thereof) in any such merger or other corporate transaction, or (z) be surrendered in exchange for equivalent substitution options or awards from the successor (or a parent thereof). For purposes of this Plan, a “Change of Control” means the happening of any of the following events:
               (i) the acquisition by any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company or a Company employee benefit plan, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or
               (ii) the consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such event; or
               (iii) the sale or disposition by the Company of all or substantially all the Company’s assets; or

               (iv) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of October 2, 2000, or (B) are elected, or nominated for election, thereafter to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent Directors; or
               (v) the approval by the Board or the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.
     15. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Grantee within a reasonable time after the date of such grant.
     16. Amendment and Termination of the Plan.
          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
          (b) Shareholder Approval. This Plan was adopted, and has been amended and restated without approval of the shareholders of the Company in accordance with Rule 4350(i)(1)(A)(iv) of the NASDAQ Marketplace Rules which excludes new hire equity incentives from shareholder approval requirements. As necessary, the Company shall obtain shareholder approval of any Plan amendment or otherwise to the extent necessary and desirable to comply with Applicable Laws.
          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
     17. Conditions Upon Issuance of Shares
          (a) Legal Compliance. Shares shall not be issued pursuant to the exercise or vesting of an Award unless the delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
          (b) Investment Representations. As a condition to the delivery of Shares, the Company may require the person acquiring such Shares to represent and warrant that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the option of counsel for the Company, such a representation is required.
     18. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     19. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
     20. No Enhancement of Outstanding Options. Notwithstanding anything in this Plan to the contrary, the adoption of this amendment and restatement of the Plan shall not operate or be construed to modify any Option that is outstanding prior to the date the Board approves this amendment and restatement of the Plan.